UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2015

PURE CYCLE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 East Quincy Avenue Building 34, Box 10, Watkins, Colorado	80137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code                             (303) 292-3456

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Registrant held a Special Shareholders’ meeting on June 19, 2015, at which, the following matter was voted upon and adopted by shareholders:

1.
Proposal to approve the sale of approximately 14,641 acres of real property located in Bent, Otero and Prowers Counties, Colorado, together with certain rights, easements, and benefits appurtenant to the land (including 25% of the mineral rights), 45 shares of stock in Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land and certain water rights, including 18,448.44 shares of stock in Fort Lyon Canal Company (collectively the “Arkansas River Assets”), for approximately $53.0 million in cash, pursuant to the purchase and sale agreement dated March 11, 2015, among Pure Cycle, PCY Holdings, LLC, a Colorado limited liability company wholly owned by Pure Cycle, and Arkansas River Farms, LLC, a newly formed Colorado limited liability company affiliated with C&A Companies, Inc., a Colorado corporation, and Resource Land Holdings, L.L.C., a Colorado limited liability company, subject to such amendments to the purchase and sale agreement as may be approved by the board of directors.

For	Against	Abstain	Non-Votes
16,562,592	44,737	10,776	–

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2015

PURE CYCLE CORPORATION

By:	/s/ Mark W. Harding
Mark W. Harding
President and Chief Financial Officer